Exhibit 99.1

RIGEL PHARMACEUTICALS NAMES RAUL RODRIGUEZ PRESIDENT

RYAN MAYNARD AND DOLLY VANCE PROMOTED TO EXECUTIVE VICE PRESIDENTS

SOUTH SAN FRANCISCO, Calif., June 1, 2010 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today announced the promotion of three members of senior management, effective immediately.   Raul R. Rodriguez has been named president in addition to his position of chief operating officer; Dolly Vance assumes the title general counsel and executive vice president of Corporate Affairs; and Ryan Maynard is executive vice president and chief financial officer.  Each of them has been a member of the Rigel team for approximately 10 years, and has served as a member of senior management throughout the company’s clinical growth stage.

“Raul, Ryan and Dolly have played integral roles in the advancement of Rigel’s business plan and have enabled our R&D and collaboration programs to prosper and achieve success.  I am delighted to acknowledge their efforts and contributions with these promotions, said James M. Gower, Rigel’s chairman and chief executive officer.  “As we continue to build the foundations for the future, the senior management team and I look forward to executing on our strategic plan,” he added.

Raul R. Rodriguez had been executive vice president and chief operating officer since June 2004. Mr. Rodriguez joined Rigel in April 2000 as vice president, Business Development.

Dolly Vance was named Rigel’s senior vice president, general counsel and corporate secretary in January 2007. Ms. Vance was first appointed corporate secretary in June 2006 and was appointed general counsel & vice president of Intellectual Property in January 2003. She joined Rigel in September 2000 as Rigel’s first in-house counsel.

Ryan Maynard was appointed vice president and chief financial officer in January 2007. He joined Rigel in September 2001 as corporate controller and was appointed as assistant secretary in October 2001. In June 2006, he became vice president of Finance and acting chief financial officer.

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune, muscle and metabolic diseases. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market its product candidates. Current product development programs include R788, an oral Syk inhibitor that is expected to enter Phase 3 clinical trials for rheumatoid arthritis in 2010, and R343, an inhaled Syk inhibitor that is in clinical trials for asthma.

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Contact: Raul Rodriguez

Phone: 650.624.1302

Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.

Phone: 650.430.3777

Email: susan@alchemyemail.com